EXHIBIT 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following pro forma condensed combined financial information combines the historical consolidated financial position and results of operations of Huntington Bancshares Incorporated (“Huntington”) and its subsidiaries and FirstMerit Corporation (“FirstMerit”) and its subsidiaries, after giving effect to the acquisition by Huntington of FirstMerit using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying notes. Under the acquisition method of accounting, the assets and liabilities of FirstMerit will be recorded by Huntington at their respective fair values as of the date the merger is completed. The pro forma condensed combined financial information should be read in conjunction with the sections entitled “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Huntington’s Annual Report on Form 10-K for the year ended December 31, 2015, and FirstMerit’s Annual Report on Form 10-K for the year ended December 31, 2015.

The pro forma condensed combined balance sheet gives effect to the merger as if the transaction had occurred on December 31, 2015. The pro forma condensed combined income statements for the year ended December 31, 2015 give effect to the merger as if the transaction had become effective on January 1, 2015.

The pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of each period presented, nor the impact of possible business model changes. The pro forma condensed combined financial information also does not consider any potential effects of changes in market conditions on revenues, expense efficiencies, asset dispositions, and share repurchases, among other factors. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the merger.

The pro forma condensed combined financial statements have been prepared to give effect to the following:

•	the acquisition of FirstMerit by Huntington;

•	the distribution of shares of Huntington common stock and cash to FirstMerit’s shareholders in exchange for shares of FirstMerit common stock (assuming an exchange ratio of 1.72 shares of Huntington common stock for each share of FirstMerit common stock); and

•	Huntington’s issuance of $500 million of debt at 2.57% interest rate to finance the acquisition of FirstMerit. The interest rate was estimated based on a February 2016 five-year treasury rate, plus the spread of Huntington’s last five-year debt issuance, and adjusted from a bank to a holding company basis. In the event the interest rates on Huntington’s fixed rate debt increase or decrease by 0.125%, Huntington’s annual interest expense would increase or decrease by less than $1 million.

The pro forma condensed combined financial statements do not include certain non-recurring transaction costs that Huntington expects to incur in connection with the acquisition. Excluded are one-time expenditures estimated at $286 million pretax related to employee costs, costs to sell certain redundant locations, costs to merge information technology systems, and other one-time transaction related costs. Huntington expects to fund these costs through cash from operations. Due to the scope and complexity of these activities, the amount of these costs could increase or decrease materially and the timing of incurrence could change.

HUNTINGTON BANCSHARES INCORPORATED AND FIRSTMERIT CORPORATION

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2015

(in millions)	Huntington Historical (1)	FirstMerit Historical (1)	Pro Forma Adjustments (1)	Ref	Pro Forma Combined (1)
Assets
Cash and due from banks	$847	$381	$(460)	A	$768
Interest-bearing deposits in banks	52	83			135
Trading account securities	37	—			37
Loans held for sale	475	5			480
Available-for-sale and other securities	8,775	4,116			12,891
Held-to-maturity securities	6,160	2,674	(57)	B	8,777
Loans and leases	50,341	16,077	(206)	C	66,212
Allowance for loan and lease losses	(598)	(154)	154	D	(598)

Net loans and leases	49,743	15,923	(52)		65,614

Bank owned life insurance	1,758	—	624	E	2,382
Premises and equipment	621	319	(44)	F	896
Goodwill	677	742	642	G	2,060
Other intangible assets	55	61	265	H	381
Accrued income and other assets	1,846	1,220	(624)	E	2,441

Total Assets	$71,045	$25,525	$294		$96,863

Liabilities and Shareholders’ Equity
Liabilities
Deposits	$55,295	$20,108	$1	I	$75,404
Short-term borrowings	615	1,618	—		2,233
Long-term debt	7,068	505	507	J	8,080
Accrued expenses and other liabilities	1,472	354	40	K, L	1,866

Total Liabilities	64,450	22,585	548		87,582

Shareholders’ equity
Preferred stock	386	100	(8)	M	478
Common stock	8	128	(125)	N	11
Capital surplus	7,039	1,387	1,299	O	9,724
Less Treasury stock, at cost	(18)	(115)	115	P	(18)
Accumulated other comprehensive loss	(226)	(79)	79	P	(226)
Retained earnings	(594)	1,519	(1,613)	P, Q	(688)

Total Shareholders’ Equity	6,595	2,940	(254)		9,281

Total Liabilities and Shareholders’ Equity	$71,045	$25,525	$294		$96,863

Common shares outstanding (in millions)	795	166	122	R	1,082
Tangible book value per common share	$6.91	$12.29			$6.00

See accompanying notes to unaudited pro forma combined condensed financial statements.

(1)	Totals may not add up due to rounding.

HUNTINGTON BANCSHARES INCORPORATED AND FIRSTMERIT CORPORATION

Unaudited Pro Forma Condensed Combined Statement of Income

For the Year ended December 31, 2015

(in millions except per share amounts)	Huntington Historical (1)	FirstMerit Historical (1)	Pro Forma Adjustments	Ref	Pro Forma Combined (1)
Total interest income	$2,115	$800	$(1)	S	$2,913
Total interest expense	164	58	13	T, U	235

Net interest income	1,951	741	(14)		2,678
Provision for credit losses	100	45	—		145

Net interest income after provision for credit losses	1,851	696	(14)		2,533
Total noninterest income	1,039	269	—		1,308
Total noninterest expense	1,976	639	59	V	2,674

Income before income taxes	914	327	(73)		1,167
Provision for income taxes	221	97	(26)	W	292

Net income	693	229	(47)		875
Less: Net income allocated to participating shareholders	—	2	—		2
Dividends on preferred shares	32	6	—		38

Net income applicable to common shares	$661	$222	$(47)		$836

Average common shares - basic	803	166	122		1,091
Average common shares - diluted	817	166	122		1,105

Per common share
Net income - basic	$0.82	$1.34		X	$0.77
Net income - diluted	$0.81	$1.33		X	$0.76

See accompanying notes to unaudited pro forma combined condensed financial statements.

(1)	Totals may not add up due to rounding.

Note 1—Basis of Presentation

The pro forma condensed combined financial information and explanatory notes have been prepared to illustrate the effects of the merger involving Huntington and FirstMerit under the acquisition method of accounting with Huntington treated as the acquirer. The pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of each period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined entities. Under the acquisition method of accounting, the assets and liabilities of FirstMerit, as of the effective date of the merger, will be recorded by Huntington at their respective fair values and the excess of the merger consideration over the fair value of FirstMerit’s net assets will be allocated to goodwill.

The merger, which is currently expected to be completed in the third quarter of 2016, provides for FirstMerit common shareholders to receive 1.72 shares of Huntington common stock and $5.00 in cash for each share of FirstMerit common stock they hold immediately prior to the merger. Based on the closing trading price of shares of Huntington common stock on the NASDAQ Stock Market on January 25, 2016, the last trading day before the public announcement of the signing of the merger agreement, the value of the merger consideration per share of FirstMerit common stock was $20.14. Based on the closing trading price of shares of Huntington common stock on the NASDAQ on March 8, 2016, the value of the merger consideration per share of FirstMerit common stock was $21.08. In addition, upon completion of the second step merger, as described in Huntington’s Current Report on Form 8-K filed on January 28, 2016, each share of FirstMerit’s 5.875% Non-Cumulative Perpetual Preferred Stock, Series A will be converted into the right to receive a share of Huntington’s 5.875% Series C Non-Cumulative Perpetual Preferred Stock.

The pro forma allocation of the purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Adjustments may include, but not be limited to, changes in (i) FirstMerit’s balance sheet through the effective time of the merger; (ii) the aggregate value of merger consideration paid if the price of shares of Huntington common stock varies from the assumed $9.35 per share, which represents the closing share price of Huntington common stock on March 8, 2016; (iii) total merger-related expenses if consummation and/or implementation costs vary from currently estimated amounts; and (iv) the underlying values of assets and liabilities if market conditions differ from current assumptions.

The accounting policies of both Huntington and FirstMerit are in the process of being reviewed in detail. Upon completion of such review, conforming adjustments or financial statement reclassification may be determined.

Note 2—Preliminary Purchase Price Allocation

The pro forma adjustments include the estimated purchase accounting entries to record the merger transaction. The excess of the purchase price over the fair value of net assets acquired, net of deferred taxes, is allocated to goodwill. Estimated fair value adjustments included in the pro forma financial statements are based upon available information and certain assumptions considered reasonable, and may be revised as additional information becomes available.

Core deposit and purchased credit card relationship intangible assets of $281 million are included in the pro forma adjustments separate from goodwill and amortized using the sum-of-the-years-digits method over eight years. Trust relationship intangible assets of $45 million are also included in the pro forma adjustments separate from goodwill and amortized using the sum-of-the-years-digits method over twelve years. When the actual amortization is recorded for periods following the consummation of the merger, the straight line or sum-of-the-years-digits method will be used. Goodwill totaling $1.4 billion is included in the pro forma adjustments and is not subject to amortization. The purchase price is contingent on Huntington’s price per common share at the closing date of the merger, which has not yet occurred. Accordingly, a 10% increase or decrease in Huntington’s most recently used price per share of common stock would result in a corresponding goodwill adjustment of approximately $271 million.

The preliminary purchase price allocation is as follows:

in millions except per share amounts
Pro Forma Purchase Price (1)
Estimated FirstMerit shares outstanding (includes performance shares and restricted stock awards)	167
Cash consideration (per FirstMerit share)	$5.00

Estimated cash portion of purchase price		836

Estimated FirstMerit shares outstanding	167
Exchange ratio	1.72

Total Huntington common shares issued	288
Huntington’s share price (as of March 8, 2016)	$9.35

Equity portion of purchase price		2,688
Exchange of FirstMerit preferred stock for Huntington preferred stock		100
Preferred stock fair value adjustment		(8)

Total estimated consideration to be paid		3,616

FirstMerit Net Assets at Fair Value
Assets acquired:
Cash and short-term investments		464
Loans held for sale		5
Investment securities		6,733
Loans and leases		15,871
Other intangible assets		326
Other assets		1,496

Total assets acquired		24,895

Liabilities assumed:
Deposits		20,109
Short-term borrowings		1,618
Other liabilities		423
Long-term debt		513

Total liabilities assumed		22,663
Net assets acquired		2,232

Preliminary pro forma goodwill		$1,384

(1)	Totals may not add up due to rounding.

Note 3—Pro Forma Adjustments

The following pro forma adjustments have been reflected in the pro forma condensed combined financial information. All taxable adjustments were calculated using a 35.0% tax rate to arrive at deferred tax asset or liability adjustments. All adjustments are based on current assumptions and valuations, which are subject to change.

A.	Adjustments to cash and short-term investments to reflect estimated cash of $836 million used to purchase FirstMerit, net proceeds from the $500 million debt issuance, and contractually obligated pre-tax merger costs of $123 million.

B.	Adjustment to securities classified as held-to-maturity to reflect estimated fair value of acquired investment securities.

C.	Adjustment to loans, net of unearned income to reflect estimated fair value adjustments, which included lifetime credit loss expectations, current interest rates and liquidity, to acquired loans.

D.	Elimination of FirstMerit’s existing allowance for loan losses. Purchased loans in a business combination are recorded at estimated fair value on the purchase date and the carryover of the related allowance for loan losses is prohibited.

E.	Reflects a balance sheet reclassification from accrued income and other assets of $624 million to conform to Huntington’s financial statement presentation.

F.	Adjustment to premises and equipment to reflect estimated fair value of acquired premises and equipment.

G.	Adjustments to goodwill to eliminate FirstMerit goodwill of $742 million at merger date and record estimated goodwill associated with the merger of $1.4 billion.

H.	Adjustments to other intangible assets to eliminate FirstMerit other intangible assets of $61 million and record estimated other intangible assets associated with the merger of $326 million, which includes estimated core deposit intangible assets of $266 million.

I.	Adjustment to deposits to reflect estimated fair value of acquired interest-bearing deposits.

J.	Adjustment to long-term debt to reflect estimated fair value of acquired long-term debt, the $500 million of debt issued in connection with the transaction and approximately $1 million of debt issuance costs.

K.	Adjustment to accrued expenses and other liabilities to reflect the effects of the acquisition accounting adjustments and contractually obligated merger costs.

L.	Adjustment to deferred tax liabilities to reflect the effects of the acquisition accounting adjustments and contractually obligated merger costs.

M.	Adjustments to preferred shares to eliminate the FirstMerit preferred stock and convert it to Huntington preferred stock.

N.	Adjustments to common stock to eliminate FirstMerit common stock of $128 million par value and record the issuance of Huntington common stock to FirstMerit common shareholders of $3 million par value.

O.	Adjustments to capital surplus to eliminate FirstMerit capital surplus of $1.4 billion and record the issuance of Huntington common stock in excess of par value to FirstMerit common shareholders of $2.7 billion.

P.	Adjustments to eliminate remaining FirstMerit equity balances of $1.3 billion.

Q.	Adjustment to retained earnings to reflect contractually obligated after-tax merger costs of $94 million.

R.	Adjustments to common shares outstanding to eliminate 165,757,588 shares of FirstMerit common stock outstanding and record 287,521,371 shares of Huntington common stock calculated using the exchange ratio of 1.72 per share.

S.	Net adjustments to interest income of $1 million for the year ended December 31, 2015 to eliminate FirstMerit amortization of premiums and accretion of discounts on previously acquired loans and securities and record estimated amortization of premiums and accretion of discounts on acquired loans and held-to-maturity securities.

T.	Net adjustments to interest expense of less than $1 million for the year ended December 31, 2015 to eliminate FirstMerit amortization of premiums and accretion of discounts on previously acquired deposits and record estimated amortization of premiums and accretion of discounts on acquired deposits and long-term debt.

U.	Reflects incremental interest expense of $13 million for the year ended December 31, 2015 related to the issuance of acquisition debt totaling $500 million, bearing interest at an interest rate of 2.57%, in connection with the FirstMerit acquisition transaction. The interest expense adjustment assumes amortization of estimated total debt issuance costs of $1 million for the year ended December 31, 2015.

V.	Net adjustments to noninterest expense of $59 million for the year ended December 31, 2015 to eliminate FirstMerit amortization expense on other intangible assets and record estimated amortization of acquired other intangible assets. See Note 2 for additional information regarding Huntington’s amortization of acquired other intangible assets.

W.	Adjustment to income tax expense to record the income tax effects of pro forma adjustments at the estimated combined statutory federal and state tax rate of 35.0%.

X.	Adjustments to weighted-average shares of Huntington common stock outstanding to eliminate weighted-average shares of FirstMerit common stock outstanding and record shares of Huntington common stock outstanding, calculated using the exchange ratio of 1.72 per share for all shares.

Note 4—Merger Integration Costs

Merger- and integration-related costs are not included in the pro forma condensed combined statements of income since they will be recorded in the combined results of income as they are incurred prior to, or after completion of, the merger and are not indicative of what the historical results of the combined company would have been had the companies been actually combined during the periods presented. Merger- and integration-related costs are estimated to be $431 million pretax; $145 million is estimated to be incurred at closing. The $145 million of contractually obligated pre-tax merger costs are reflected in the pro forma adjustments as a $123 million reduction to cash and due from banks (reference A) and a $22 million increase to accrued expenses and other liabilities (reference K).

Note 5—Divestiture of FirstMerit and/or Huntington Branches

Due to the competitive considerations of the merger in accordance with regulatory guidelines, Huntington expects that it will have to divest FirstMerit and/or Huntington branches in certain banking areas in order to obtain regulatory approvals to complete the transactions contemplated by the merger agreement. If required by regulatory authorities, Huntington will divest branches in certain areas in a manner sufficient to eliminate such regulatory authorities’ competitive concerns. However, these branch divestitures have not yet been identified and therefore are excluded from the pro forma analysis.